UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3106065900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

On December 11, 2012, Griffin Capital Net Lease REIT, Inc. (the “Registrant”), through nine property-owning special purpose entities (the “Property SPEs”) wholly-owned by the Registrant’s operating partnership (the “Operating Partnership”), entered into that certain Bridge Credit Agreement in which KeyBank National Association (“KeyBank”) serves as the initial lender (the “Bridge Credit Agreement”) with total commitments of $15.0 million (the “Bridge Loan”). An additional lender, Fifth Third Bank, was added pursuant to the terms of the Bridge Credit Agreement on December 19, 2012, bringing the total commitments under the Bridge Loan to $25.0 million. The Property SPEs and any other entities that become a Borrower (as defined therein) pursuant to the terms of the Bridge Credit Agreement may request borrowings up to the total loan amount committed, subject to certain limitations as discussed in the Bridge Credit Agreement, attached to this report as Exhibit 10.1.

The Bridge Credit Agreement has a term of eleven months, maturing on November 18, 2013. Payments of interest are due monthly. The Bridge Loan requires weekly payments of 100% of the net equity proceeds of the Registrant’s ongoing public offering (after deduction of certain fees and any portion of such proceeds required to pay distributions to the Registrant’s stockholders, if any). The Bridge Loan may be prepaid at any time, without penalty, subject to the terms of the Bridge Credit Agreement.

Pursuant to the terms of the Bridge Credit Agreement, the Borrower may elect the applicable interest rate for each borrowing from either: (i) the LIBO Rate multiplied by the Statutory Reserve Rate (the “Adjusted LIBO Rate”) or (ii) the greater of the Prime Rate, the Federal Funds Effective Rate plus 1/2%, and the then-applicable Adjusted LIBO Rate plus 1% (the “Alternate Base Rate”). The Borrower may also elect to change the applicable interest rate, subject to the terms of the Bridge Credit Agreement. In connection with the acquisition of the Health Net property, as described below in Item 8.01, the Health Net SPE (as defined below) borrowed $2.0 million under the Bridge Credit Agreement and elected to have the Adjusted LIBO Rate apply to such amount, which amounted to an initial interest rate of approximately 4.7%. The Health Net SPE may change this election from time to time, as provided by the Bridge Credit Agreement.

In connection with the Bridge Credit Agreement, the Borrower paid customary lender fees, including a commitment fee of 0.50% or $75,000, as well as an arrangement fee of 1.2% of the full commitment, or $300,000. The Borrower will be required to pay additional lender fees on any unused commitments on a quarterly basis.

The Bridge Loan is secured by a pledge of the net equity proceeds of the Registrant’s ongoing public offering and a pledge by the Registrant of 100% of the ownership interests in the Property SPEs. In addition, the obligations of the Registrant under the Bridge Loan are guaranteed by the Registrant, Griffin Capital Corporation, the Registrant’s sponsor, and Kevin A. Shields, the Registrant’s Chief Executive Officer and Chairman.

In addition to customary representations, warranties, covenants and indemnities, the Bridge Credit Agreement requires the following:

•	the Registrant must generate, during the term of the Bridge Loan, gross equity proceeds from its ongoing public offering of at least $5 million per month; and

•

with limited exceptions, the Registrant and the Operating Partnership are prohibited from obtaining any additional recourse debt without obtaining the prior written consent of the lender or lenders under the Bridge Loan.

Upon the occurrence of an Event of Default (as defined therein), the lender may accelerate the entire balance then outstanding under the loan and impose certain late fees and/or default penalties. The Registrant will also be prohibited from making distributions to its stockholders and prohibited from paying any management, property, asset or similar fees. Further, in the event of a default, any acquisition fees due to the Registrant’s advisor, sponsor or any of their affiliates are subordinate to the Bridge Loan and may not be paid until the Bridge Loan has been terminated. An event of default under the revolving credit facility by and between the Operating Partnership and a syndicate of lenders whose lead administrative agent is KeyBank shall also constitute an Event of Default under the Bridge Credit Agreement.

This description of the Bridge Loan is qualified in its entirety by the Bridge Credit Agreement and the Guaranty of the Registrant, which are attached as Exhibits 10.1 and 10.2 hereto.

Item 7.01.	Regulation FD Disclosure

On December 20, 2012, Griffin Capital Corporation, the sponsor of the Registrant, issued a press release disclosing the acquisition of the Health Net property which is described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.	Other Events

On December 18, 2012, the Registrant closed on the purchase of a three-story office facility consisting of approximately 146,000 rentable square feet located in Rancho Cordova, California (the “Health Net property”), from an unaffiliated third party. The Health Net property is 97% leased to Health Net of California, Inc. (“Health Net”), pursuant to a full-service gross lease which has a remaining term of 9.5 years, expiring in June 2022, with a one-time termination right exercisable any time during the calendar year 2018, subject to a $5 million penalty. The remaining 3% of the Health Net property is leased to the Gold Pointe Corporate Center Owner’s Association under two separate leases as a Fitness Center and Café, both of which are meant to serve as amenities for the tenants of the office park. The Café is leased pursuant to a triple-net lease expiring in 2042 and the Fitness Center is leased pursuant to a gross lease expiring in 2101.

The purchase price for the Health Net property was $22.65 million, plus closing costs. In addition, the Registrant’s advisor earned $566,250 in acquisition fees and is entitled to reimbursement of $113,250 in acquisition expenses in connection with the acquisition of the Health Net property. The purchase price was funded with a draw of an additional $13.59 million in debt (the “Facility Draw”) pursuant to that certain Amended and Restated Credit Agreement, as amended, with a syndicate of lenders, under which KeyBank National Association (“KeyBank”) serves as administrative agent (the “Restated KeyBank Credit Agreement”). The Facility Draw will bear interest at a rate of approximately 3.0%. The total amount drawn pursuant to the Restated KeyBank Credit Agreement is now approximately $129 million. Pursuant to a joinder agreement by a special purpose entity wholly-owned by the Registrant’s operating partnership (the “Health Net SPE”) in favor of KeyBank as administrative agent, the Health Net property now serves as additional collateral for the Restated KeyBank Credit Agreement, which security is evidenced by a mortgage on the Health Net property, and the Health Net SPE now serves as an additional borrower. The remaining amount of the purchase price for the Health Net property and the fees earned by and paid to the Registrant’s advisor were paid through a bridge loan in the amount of $2.0 million, which is more fully described above in Item 2.03, and $7.74 million of proceeds from the Registrant’s public offering.

Health Net is a health maintenance organization that serves the Northern and Southern California markets and is a wholly-owned subsidiary of Health Net, Inc. Health Net is the largest subsidiary of Health Net, Inc. and in 2011 generated nearly 80% of Health Net, Inc.’s total revenue. Health Net carries its own stand-alone, investment grade credit rating of BBB-. The Health Net property serves as a regional headquarters and commercial hub location for Health Net and has been continually occupied by Health Net since its construction in 2002 as a build-to-suit. The Health Net property will undergo significant improvements and renovations with additional improvements totaling up to $3.5 million scheduled to be completed over the next 6 months. Many of the completed and planned improvements enhance the Health Net property’s role as a regional headquarters and commercial hub facility; specifically improvements to the conference spaces, meeting rooms and training facilities.

The Health Net property is located in Rancho Cordova, California. Rancho Cordova is a suburb of Sacramento located approximately 20 miles east of downtown Sacramento. The Health Net property is situated along Highway 50 with ready access and high visibility from the highway. Health Net also owns a two-story, 80,832 square foot office/data center building located approximately 400 feet to the east of the Health Net property which houses Health Net, Inc.’s IT staff and certain elements of its IT infrastructure. The Health Net property is directly connected to the IT building via underground lines.

Under the Health Net lease, as amended, Health Net is responsible for paying all building and property expenses, including repairs and maintenance that exceed the operating expenses paid by the landlord in 2012 (the “Base Year Expense Stop”). The landlord is responsible for paying all building and property expenses, including repairs and maintenance up to the Base Year Expense Stop level and is also responsible for paying for maintaining and repairing all structural portions of the building. The Health Net lease provides for a tenant allowance through 2014 of approximately $3.5 million, of which approximately $705,000 may be utilized towards rental payments during 2013. The Health Net lease has a remaining term of 9.5 years, which commenced on July 8, 2002, and the rent schedule for the remainder of the lease term is as follows:

Month Commencing	Approximate Annualized Base Rent	Annual Rent Per Square Foot
January 1, 2013	$3,218,000	$22.80
January 1, 2014	$3,235,000	$22.92
January 1, 2015	$3,252,000	$23.04
January 1, 2016	$3,269,000	$23.16
January 1, 2017	$3,286,000	$23.28
January 1, 2018	$3,303,000	$23.40
January 1, 2019	$3,320,000	$23.52
January 1, 2020	$3,337,000	$23.64
January 1, 2021	$3,354,000	$23.76
January 1, 2022	$3,371,000	$23.88

The implied initial capitalization rate for the Health Net property is approximately 9.08%. The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

The GC Net Lease REIT Property Management, LLC, an affiliate of the Registrant, will be responsible for managing the Health Net property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Health Net property. The GC Net Lease REIT Property Management, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Bridge Credit Agreement dated December 11, 2012

10.2	Guaranty Agreement for Bridge Loan dated December 11, 2012

99.1	Griffin Capital Net Lease REIT, Inc. Press Release dated December 20, 2012

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: December 20, 2012	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer